Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-3

ATN INTERNATIONAL, INC.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock
Equity	Preferred Stock
Debt Convertible into Equity	Debt Securities
Equity	Warrants
Equity	Depositary Shares
Equity	Units
Equity	Rights
Other	Other	457(o)		(2)		(2)	$300,000,000	(3)	$.0000927	$27,810
	Total Offering Amounts						$300,000,000			$27,810
	Total Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$27,810

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities to be registered. There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. Securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.